Exhibit 10.2

VENDOR exclusivity agreement
Date: May 2, 2019

This VENDOR EXCLUSIVITY AGREEMENT (this “Agreement”), effective as of the date set forth above (the “Effective Date”), is made by and between Evine Live Inc., a Minnesota corporation (“Company”), and Sterling Time, LLC (“Vendor”), a New York limited liability company. Each of Company and Vendor may be referred to herein individually as a “Party,” and Company and Vendor may be referred to collectively as the “Parties.”

Recitals

A.            Eyal Lalo, who is the owner of Invicta Watch Company of America (“IWCA”), is, simultaneous with entering into this Agreement, making an investment in Company. Michael Friedman, who is the owner of Vendor, is, simultaneous with entering into this Agreement, making an investment in Company.

B.             Vendor serves as a vendor of the Products (as defined below), which are designed by IWCA and simultaneously with this Agreement is entering into that certain Vendor Agreement with the Company (as amended, modified or supplemented, the “Vendor Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Vendor Agreement.

C.             Company and Vendor desire to enter into this Agreement for purposes of Vendor providing certain exclusivity to Company.

D.             As an inducement to Company to enter into this Agreement, Company and IWCA have entered into a separate letter agreement dated on or about the date hereof and IWCA has required Vendor to enter into this Agreement with Company.

Agreement

In consideration of the foregoing and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Vendor hereby agree as follows:

1.            Definitions.

a.        “Change of Control”: A “Change of Control” shall be deemed to occur if the Company shall (a) sell, lease, convey, or otherwise dispose of (including without limitation the grant of an exclusive license to) all or substantially all of the Company’s intellectual property or assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert, (b) effect a merger, consolidation or reorganization in which the Company is not the surviving entity and the stockholders of the Company immediately prior to the merger, consolidation or reorganization fail to possess direct or indirect ownership of more than 50% of the voting power of the securities of the surviving entity immediately following such transaction (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings), or (c) effect a merger, consolidation or reorganization in which the Company is the surviving corporation and the stockholders of the Company immediately prior to the merger, consolidation or reorganization fail to possess direct or indirect ownership of more than 50% of the securities of the Company immediately following such transaction.

b.           “TV Shopping”: Marketing, promotion, or sales in connection with or through any live or taped direct response video retail programming, websites, mobile device applications, brick-and-mortar stores, videos-on-demand, interactive television, podcasts, branded new media, social media (e.g., Facebook) or other media affiliated with Qurate Retail Group, HSN, Inc., QVC, Inc., Jewelry Television (also known as “Jewelry TV”), Vaibhav Global Limited, or Shop LC, including their affiliates, successors and assigns; provided, that in the event one of the parties listed above in this definition is acquired by or merges with an unaffiliated third party, this definition will not include such unaffiliated third party’s websites or media (so long as there is no expansion of video programming included on such websites and media subsequent to the date of the acquisition or merger), brick-and-mortar stores, non-video branded new media and non-video social media (e.g., Facebook).

Vendor Exclusivity Agreement	Page 1

c.           “Non-Competition Period”: The period beginning with the Effective Date and ending at the end of the Term or other termination of the Agreement, except for termination under Section 4(c), in which case the Non-Competition Period shall begin on the Effective Date and end on the effective date of the termination under Section 4(c).

2.            Trademark Exclusivity. During the Non-Competition Period, neither Vendor, Vendor’s affiliates, nor Spokesperson shall, directly or indirectly, provide any rights to a party engaged in TV Shopping to use the Trademarks or sell the Products or any goods or services that are substantially similar to or directly competitive with the Products bearing the Trademarks.

3.            Vendor’s Exclusivity. During the Non-Competition Period, Vendor hereby grants to Company the right to market, promote and sell, through live or taped direct response video retail programming in the United States and its territories and Canada, the Products and any goods or services that are substantially similar to or directly competitive with the Products. In addition, during the Non-Competition Period, neither Vendor, Vendor’s affiliates, nor Spokesperson shall, directly or indirectly, market, promote, offer for sale or sell the Products, or any goods or services that are substantially similar to or directly competitive with the Products, or any goods and services bearing or otherwise marketed in connection with one or more Trademarks, through TV Shopping.

4.            Term.

a.           Term. The term of this Agreement shall begin on the Effective Date and continue for five years (the “Term”).

b.           Termination for Breach. Company shall have the right to terminate this Agreement immediately upon the breach by Vendor of Sections 2 or 3.

c.           Termination Upon a Change of Control. Either Party shall have the right to send notice to terminate this Agreement for 60 days following a Change of Control of Company. Notice of termination pursuant to this Section shall be in writing and shall be delivered via trackable courier service and shall be addressed to the General Counsel of the other Party at its main headquarters address. A notice of termination pursuant to the Section shall be effective one year following the date of receipt of such notice.

d.           Effect of Termination. The expiration or termination of this Agreement shall not relieve either Party of its liabilities or obligations under this Agreement or the Vendor Agreement which have accrued on or prior to the date of such expiration or termination, including, without limitation, the liabilities and obligations set forth in Sections 4-7 of the Vendor Agreement.

5.            Injunctive Relief. Vendor agrees that if it engages in any act in breach of Sections 2 or 3 of this Agreement, then Company will be entitled to, in addition to all other remedies, damages and relief available under applicable law, seek an injunction prohibiting Vendor from engaging in any such act and to specifically enforce this Agreement.

6.            Representations, Warranties, and Indemnity.

a.           Vendor represents, warrants and certifies that (i) Vendor has the full right and authority to enter into this Agreement and grant all rights, including but not limited to all rights in the Trademark(s), and to perform all obligations hereunder; (ii) Vendor has obtained all authorizations, permissions and consents and paid all fees and other charges necessary for Vendor to enter into and perform this Agreement; and (iii) neither this Agreement nor the grant of rights or performance by Vendor hereunder will conflict with nor violate any commitment to, or agreement or understanding Vendor has, or will have with, any other person or entity.

Vendor Exclusivity Agreement	Page 2

b.           Vendor (including its agents, representatives, and contractors) agrees to defend, hold harmless and indemnify Company, its directors, employees, affiliates, successors, assigns, agents and customers from and against any and all actual or threatened third-party disputes, claims, actions, suits, proceedings, (each, a “Claim”) costs, liability, damages and expenses (including, but not limited to, reasonable attorney’s fees, costs and expenses)(each a “Loss”) whether or not well founded in law or fact, which arise out of or are directly or indirectly related to Vendor’s violation or alleged violation of any of the covenants, representations and warranties herein. Regardless of when the Loss occurs or the Claim is asserted, Company shall have the right to select counsel to conduct, and shall control, any defense subject to this provision.

7.            Confidential Information. The parties shall hold this Agreement, including all of its terms, in strict confidence and will not disclose or disseminate it to any third parties, except (i) to authorized representatives, advisors, or attorneys of a Party who agree to protect and maintain the confidentiality of such Confidential Information in accordance with the terms herein, (ii) for the purpose of enforcing the terms of this Agreement against the other Party, or (iii) in legally required filings with the Securities and Exchange Commission, and related press releases and investor communications. Notwithstanding the foregoing, in order to effectuate the purposes of this Agreement, the Parties agree that this Agreement shall be provided to IWCA on a confidential basis.

8.            Miscellaneous.

a.           Recitals; Entire Agreement; Amendment. The Parties acknowledge and agree that the recitals set forth at the beginning of this Agreement are a part of this Agreement and are incorporated herein by reference. This Agreement, including any exhibit(s) and attachment(s) hereto (all of which are incorporated herein by reference), supersedes all prior negotiations, understandings and agreements of the Parties relating to the subject matter hereof, and both Parties acknowledge and agree that neither Party has relied on any representations or promises in connection with this Agreement not contained herein; provided, however, that this Agreement is intended to supplement, and not supersede, the terms of each PO, that certain Merchandise Letter Agreement between the Parties dated on or about the date hereof (as amended, modified or supplemented, the “Merchandise Letter”) and the Vendor Agreement and further provided, that this Agreement is not intended to supersede any prior agreement between the Parties related to merchandising margins and margin concessions. To the extent there is a direct conflict between this Agreement, the Vendor Agreement, the Merchandise Letter and any PO terms, following order of precedence shall prevail as to the subject of the conflicting terms: (1) this Agreement, (2) the Vendor Agreement, (3) the Merchandise Letter and (4) any PO terms. This Agreement may not be amended or modified except by a subsequent written instrument duly executed by both Parties.

b.           Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or electronic delivery, each of which shall be deemed to be an original, but all of which shall be one and the same instrument. Each Party may use such facsimile or electronic signatures as evidence of the execution and delivery of this Agreement by each Party to the same extent that an original could be used.

c.           Assignment. Vendor shall not assign any right or claims under this Agreement without Company’s prior written consent, provided that such consent shall not be unreasonably withheld and that the assignee expressly assumes all duties hereunder. Any attempted assignment without consent shall be void.

d.           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, including but not limited to, any surviving entity of any merger, consolidation, dissolution, joint venture or partnership, and any entity that assumes the sale of the Products during the Term or any extension thereof.

Vendor Exclusivity Agreement	Page 3

e.           Governing Law, Forum Selection, Attorney’s Fees. This Agreement and all terms and conditions hereof shall be construed under and controlled by the laws of the State of Minnesota regardless of any contrary conflict of laws doctrine (with the parties expressly waiving the applicability of the United Nations Convention on Contracts for the International Sale of Goods), and the federal and state courts in Hennepin County, MN shall have sole and exclusive jurisdiction and venue over any action or claim arising from or relating to this Agreement, or otherwise from the relationship of the Parties, all whether arising from contract, tort, statute or otherwise.

[remainder of page left blank intentionally – signature page follows]

Vendor Exclusivity Agreement	Page 4

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first set forth above.

EVINE LIVE INC.	STERLING TIME, LLC

/s/ Andrea M. Fike	Signature:	/s/ Michael Friedman
Andrea Fike	Name:	Michael Friedman
EVP, General Counsel	Title:	President

Vendor Exclusivity Agreement	Signature Page